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                                  Exhibit 5.1

            [Paul, Weiss, Rifkind, Wharton and Garrison Letterhead]



                                November 1, 2000




CoreComm Limited
110 East 59th Street, 26th Floor
New York, New York 10022


                                CoreComm Limited
            Registration Statement on Form S-1 (File no. 333-47984)

Ladies and Gentlemen:

          In connection with the above-captioned Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") and the rules and regulations under the Act (the "Rules"), we have been requested by CoreComm Limited, a Delaware corporation (the "Company"), to furnish our opinion as to the legality of:

     (i) $175,000,000 aggregate principal amount of the Company's 6% convertible subordinated notes due 2006 (the "Subordinated Notes");
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     (ii)      250,000 shares of the Company's Series B senior convertible exchangeable preferred stock, par value $0.01 per share, (the "Series B Preferred Stock");

     (iii) 10,713,555 shares (the "Stockholder Common Stock") of the Company's common stock, par value $0.01 per share (the "Common Stock"), that was issued to certain shareholders of the Company;

     (iv) 3,500,000 shares (the "Senior Notes Common Stock") of Common Stock to be issued as interest payments under the Company's senior unsecured notes due 2003 (the "Senior Notes");

     (v) Shares of Common Stock (the "Subordinated Notes Common Stock") to be issued upon conversion of the Subordinated Notes;

     (vi) Shares of Common Stock (the "Series B Holders' Common Stock") to be issued upon conversion of the Series B Preferred Stock and as dividends on the Series B Preferred Stock; and

     (vii) The rights (the "Rights") to purchase the Company's Series C junior participating preferred stock, par value $0.01 per share, attached to each share of Common Stock described in clauses (iii) through (vi) above.

The resale of all of the securities described in clauses (i)-(vi) above is registered under the Registration Statement. The Subordinated Notes were issued pursuant to the indenture by and between CoreComm Limited, a Bermuda corporation (the Company's predecessor), and The Chase Manhattan Bank ("Chase"), as trustee, dated as of October 6, 1999, and supplemented on September 29, 2000 by (1) a supplemental indenture by and among CoreComm Merger Sub, Inc. (the Company's predecessor) and Chase and (2) a supplemental indenture by and between the Company and Chase (collectively, the "Indenture").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"): The Indenture, the Registration Statement, the Company's Restated Certificate of Incorporation and Restated Bylaws (each as in effect on the date of this letter), the Rights Agreement between the Company and Continental Stock Transfer & Trust Company ("Continental"), dated as of September 29, 2000 (the "Rights Agreement"), the form of the Senior Notes, the Note Purchase Agreement, dated as of September 29, 2000 among the Company and the holders of the Senior Notes (the "Senior Notes Purchase Agreement") and records of certain of the Company's and its predecessors' corporate proceedings. In addition, we have examined those other certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion. We have also relied upon the factual matters contained in the representations and warranties of the Documents and upon certificates of public officials and officers of the Company.
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In our examination of the documents referred to above, and in rendering our opinion, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents and the authenticity of all the latter documents, (iv) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete, (v) the legal capacity of all individuals who have executed any of the documents which we examined, (vi) that, to the extent that any Senior Notes Common Stock or Series B Holders' Common Stock is issued as interest or dividends, the Board of Directors of the Company will authorize each such issuance and take all necessary actions under the General Corporation Law of the State of Delaware (including, without limitation, Section
173), (vii) that the Indenture is a valid and binding agreement of the Trustee and (viii) that the Rights Agreement is a valid and binding agreement of Continental. We have also assumed that the number of unissued shares of the Senior Notes Common Stock, the Subordinated Notes Common Stock and the Series B Holders' Common Stock, will not exceed the authorized but unissued shares of Common Stock.

     Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this opinion, we are of the opinion that:

1. That Notes are legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms;

2. The Series B Preferred Stock is validly issued, fully paid and non-assessable;

3. The shares of Stockholder Common Stock are validly issued, fully paid and non-assessable;

4. The shares of Senior Notes Common Stock, when issued in accordance with the terms of the Senior Notes and the Senior Notes Purchase Agreement, will be validly issued, fully paid and non-assessable;

5. The shares of Subordinated Notes Common Stock, when issued in accordance with the terms of the Subordinated Notes and the Indenture, will be validly issued, fully paid and non-assessable;

6. The shares of Series B Holders' Common Stock, when issued in accordance with the terms of the Series B Preferred Stock and the Company's Restated Certificate of Incorporation, will be validly issued, fully paid and non-assessable; and

7. The Rights associated with the Stockholder Common Stock are, and, when issued, the Rights associated with the Senior Notes Common Stock, the Subordinated Notes Common Stock and the Series B Holders' Common Stock will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
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Our opinions expressed above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. Our opinions are rendered only with respect to the laws, and the reported judicial decisions, rules, regulations and orders made under them, which are currently in effect. The enforceability of the Notes and the Rights may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and the waiver contained in Section 4.04 of the Indenture may be unenforceable.

                                     * * *

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not agree or admit that we come within the category of persons whose consent is required by the Act or the Rules.


                                 Very truly yours,



                                 Paul, Weiss, Rifkind, Wharton & Garrison